PLS CPA, A PROFESSIONAL CORP.
t 4725 MERCURY STREET #210 t SAN DIEGO t CALIFORNIA 92111t
t TELEPHONE (858)722-5953 t FAX (858) 761-0341 t FAX (858) 433-2979
t E-MAIL changgpark@gmail.com t

November 7, 2012

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements of American Home Alliance Corporation of our report dated on November 7, 2012, with respect to the unaudited interim financial statements of American Home Alliance Corporation, included in Form 10-Q for the period ended March 31, 2008.

Very truly yours,

/s/  PLS CPA
PLS CPA, A Professional Corp.
San Diego, CA. 92111

Registered with the Public Company Accounting Oversight Board